FOR IMMEDIATE RELEASE


                EIS FUND POSTPONES ANNUAL SHAREHOLDERS MEETING

NEW YORK, NY, Sept. 11 - The Board of Directors of EIS Fund (NYSE: EIS) today announced that it has postponed tomorrow's scheduled Annual Shareholder's Meeting, due to the current emergency situation in New York City. The Board of Directors will reschedule the meeting as soon as events permit.

EIS Fund is the name under which Excelsior Income Shares, Inc., a closed-end bond fund organized under the laws of New York, does business.